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                                   EXHIBIT 11

              Statement Regarding Computation of Earnings per Share

                        As of December 31, 2001 and 2000

                                                                      Three Month Period            Nine Month Period
                                                                      ------------------            -----------------

                                                                   2001             2000 (1)          2001            2000  (1)
                                                                   ----             ----              ----            -----

Net Earnings (in thousands)                                        $177              $54              $300             $290

  Basic earnings per share:
    Weighted average shares outstanding                         859,625          859,625           859,625          859,625


    Less unearned employee stock ownership plan shares         (31,652)         (38,940)          (33,462)         (40,844)

    Less shares repurchased                                   (330,723)        (281,818)         (321,627)        (262,563)

    Average option shares granted                                     0                0                 0                0

    Less assumed purchase of shares using treasury method             0                0                 0                0
                                                                     --                -                 -                -

  Common and common equivalent shares outstanding               497,250          538,867           504,536          556,218
                                                                =======          =======           =======          =======

  Earnings per common share - basic                               $0.36           $0.10              $0.59            $0.52
                                                                  =====           =====              =====            =====

  Diluted earnings per share:
    Weighted average shares outstanding                         859,625         859,625            859,625          859,625

    Less unearned employee stock ownership plan shares         (31,652)        (38,940)           (33,462)         (40,844)

    Less shares repurchased                                   (330,723)        (281,818)         (321,627)        (262,563)

    Average option shares granted  (2)                           70,151           52,613            70,151           52,613

    Less assumed purchase of shares using treasury method      (70,151)         (52,613)          (70,151)         (52,613)
                                                               --------         --------          --------         --------

  Common and common equivalent shares outstanding               497,250          538,867           504,536          556,218
                                                                =======          =======           =======          =======

  Earnings per common share - diluted                             $0.36           $0.10              $0.59            $0.52
                                                                  =====           =====              =====            =====

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(1)      See Note 3 for Earnings per Share
(2)      Option price exceeds market price










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